UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  October 17, 2007

ASIA PREMIUM TELEVISION GROUP, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

NEVADA	033-33263	62-1407521
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

RM 602, 2 North Tuanjiehu Street, Chaoyang District

Beijing, 100026, People’s Republic of China

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(86-10) 6582-7900

(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant

On November 17 2008, we (“the Company”) received notice from China Mobile and Communications Association (“CMCA”), China’s leading association of telecoms, and its designated affiliate Union Max Enterprises Limited (“Union Max”) that on November 14 2008 CMCA/Union Max and Her Village, Limited (“Her Village”)(“the Parties,” collectively) completed a share sale transaction (“the Share Sale”) by which CMCA/Union Max acquired from Her Village 1 million shares of our common stock at US$1.50 per share.

This Share Sale agreement was originally signed and made effective on October 17 2007, which gave CMCA/Union Max effective control of ATVG’s business at the time. However, the share transfer of the Share Sale was not completed until November 14 2008 due to the misplacement of certain stock certificates (the "Misplaced Certificates") that needed to be transferred from Her Village to CMCA/Union Max per the closing conditions of the agreement. The Misplaced Certificates represented 203,235 shares of ATVG stock and had been lost by a Hong-Kong Listed company from which Her Village purchased the shares in October 2007.

CMCA/Union Max and Her Village have since resolved the Misplaced Certificates issue by agreeing to transfer to CMCA/Union Max a separate 203,235 shares of ATVG stock held by Her Village in place of the Misplaced Certificates. The 203, 235 shares come out from the 1million shares gotten from placement of 1million USD by Her Village.

As a result of the completion of this Share Sale transaction, CMCA/Union Max has resumed effective control of ATVG’s business effective November 14 2008. This is the second time CMCA/Union Max has assumed effective control of ATVG. CMCA/Union Max previously controlled ATVG's business from October 17 2007 until July 4 2008 after signing the Share Sale agreement. On July 4 2008, Her Village took over effective control of ATVG from CMCA/Union Max when Her Village purchased 1,000,000 newly-issued shares from ATVG at US$1.0 in a strategic financing agreement disclosed on July 8 2008.

The following table summarizes the changes in effective control of the Company from 2007 to the present day:

Table 1.1

Shareholder w/Effective Control	Control Start Date	Control End Date
Her Village, Limited	from July 20 2007	to October 17 2007
CMCA/Union Max	from October 17 2007	to July 4 2008
Her Village, Limited	from July 4 2008	to November 14 2008
CMCA/Union Max	from November 14	to Present Day

In fiscal 2009, under CMCA’s restored leadership and control, ATVG plans to continue its mobile marketing business strategy in Jiangxi Province and other major cities. The Company plans to focus on building a mobile phone application that will connect corporate brands with China’s mobile consumer base using proprietary, next-generation virtual reality technology. This mobile application, once developed, is expected to enable mobile users to receive product coupons and other media content on their moble phone screens by pointing their mobile phone cameras at select identifiable brand logos and images in outside environments. The application is expected to be available for free download and compatible with most types of mobile handsets that have built-in cameras. ATVG intends to generate revenue from the mobile appliciation through the sale of targeted advertising and database marketing.

In order to execute the plans described above, ATVG is exploring partnerships and asset acquisitions with international mobile companies. The Company is also receiving support from CMCA, which is China's largest association of telecoms. CMCA intends to assist ATVG explore other business expansion opportunities in the mobile marketing space in Mainland China. The Company plans to provide an update on its various business expansion plans in the near future.

Investors are cautioned that the Company’s ability to execute its future business plans is dependent upon various factors including the Company’s ability to sign certain partnerships and acquisition agreements currenlty under negotiation, as well as certain approvals by the Company’s board of directors and other relevant regulatory authorities.

Item 9.01 Financial Statement and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1 Stock Purchase Agreement between the Company and HerVillage Limited 10.2 Warrant 10.3 Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: November 18, 2008	By:	/s/ Jing Xing
Jing Xing Chief Executive Officer and Co-Chairman

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